Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-139671 on Form S-8 of our report dated March 19, 2009, relating to the financial statements and financial statements schedules of EnergyConnect Group, Inc., which include an explanatory paragraph relating to substantial doubt about the Company's ability to continue as a going concern, appearing in this Annual Report on Form 10-K of EnergyConnect Group, Inc. for the year ended January 3, 2009.

/s/ RBSM LLP

Mc Lean, Virginia
March 25, 2009